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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934
      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 29, 2000

                            ------------------------

                                POWER-ONE, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                               0-29454                          77-0420182
 (State or other jurisdiction                   (Commission                     (I.R.S. Employer
              of                               File number)                   Identification No.)
incorporation or organization)

740 CALLE PLANO, CAMARILLO, CA                   93012
    (Address of principal                      (Zip code)
      executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (805) 987-8741

                            ------------------------

                                 NOT APPLICABLE

   (Former name, former address and former fiscal year, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5--OTHER EVENTS

    As previously reported in Registrant's Form 8-K filed March 13, 2000, on February 29, 2000, HC Power, Inc. ("HC Power") was merged with and into a wholly owned subsidiary of Power-One, Inc. ("Power-One"). In connection with the merger (the "Merger"), Power-One is supplying selected consolidated supplemental financial and operating data and the restated audited consolidated financial statements of Power-One and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the three-year period ended December 31, 1999, together with the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Power-One.

    The supplemental consolidated financial statements give retroactive effect to the Merger, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical financial statements of Power-One after financial statements covering the date of consummation of the Merger are issued.

SELECTED FINANCIAL DATA

GENERAL

    Before September 27, 1995, Power-One, Inc., a California corporation ("Power CA"), Power-Electronics, Inc., a Puerto Rico corporation ("P-E"), and Poder Uno de Mexico, S.A. de C.V., a Mexican corporation ("Poder Uno"), collectively referred to for the period prior to September 30, 1995 as the "Predecessor Company", were owned by a small group of investors, including management, each in similar ownership percentages, and were operated collectively by management located primarily in California. On September 27, 1995, Power-One LLC, a Delaware limited liability company ("Power-One LLC"), acquired the assets of Power CA and the stock of P-E and Poder Uno in an arms-length transaction that was negotiated between Stephens Group Inc., and certain of its affiliates ("Stephens Investors") and our previous owners. The Stephens Investors acquired approximately 65% of the membership interests of Power-One LLC, with the remainder being acquired by our senior management. The aggregate amount of consideration paid by the Stephens Investors and by our senior management was approximately $15 million as well as the deferral of approximately $5.3 million that was owed to our senior management. After the total consideration was determined, our senior management participated on the same pricing as the Stephens Investors. As of February 1, 1996, Power-One LLC was reorganized when it was merged with and into Power-Merger, Inc., a Delaware corporation, which changed its name to Power-One, Inc. When this merger occurred, there was no change in the ownership percentages. The selected financial data has been prepared to give retroactive effect to the Merger with HC Power on February 29, 2000.

    In the table below, we provide you with selected supplemental consolidated financial and operating data. We have prepared this information using financial statements for the fiscal years ended December 31, 1997, 1998 and 1999 which have been audited by Deloitte & Touche LLP, independent auditors, and using unaudited financial statements for the fiscal years ended December 31, 1995 and 1996. When you read this selected supplemental consolidated financial and operating data, it is important that you read along with it the section titled Management's Discussion and Analysis of Financial Condition and Operating Results included elsewhere in this Form 8-K. Historical results are not necessarily indicative of future results.

        SELECTED CONSOLIDATED SUPPLEMENTAL FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              PREDECESSOR
                             COMPANY(1)(2)                                     COMPANY(1)
                             --------------   -----------------------------------------------------------------------------
                              NINE MONTHS     THREE MONTHS
                                 ENDED            ENDED        YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                             SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                  1995            1995            1996            1997           1998(5)         1999(6)
                             --------------   -------------   -------------   -------------   -------------   -------------
STATEMENT OF OPERATIONS
  DATA:
  Net sales................     $63,872           $24,406        $96,957        $109,221        $119,451        $237,157
  Cost of goods sold.......      38,823            16,781         61,035          66,344          74,954         142,818
                                -------           -------        -------        --------        --------        --------
  Gross profit.............      25,049             7,625         35,922          42,877          44,497          94,339
  Selling expense..........       7,074             2,298          9,492           9,846          13,832          24,992
  General and
    administrative
    expense................       4,962             2,086          6,996           7,686           9,119          18,218
  Engineering expense......       2,538             1,078          4,215           6,001           8,098          17,086
  Quality assurance
    expense................       1,612               456          2,342           2,539           2,584           4,422
  Amortization of
    intangibles............                           472          2,003           2,029           2,625           6,212
  In process research and
    development............                                                                                        3,300
  Other expense............                                          613
                                -------           -------        -------        --------        --------        --------
  Total expense............      16,186             6,390         25,661          28,101          36,258          74,230
  Income from operations...       8,863             1,235         10,261          14,776           8,239          20,109
  Interest income..........          97                35             30             365           1,397             807
  Interest expense.........        (532)           (1,039)        (4,358)         (3,297)           (898)         (3,211)
  Other income (expense)...         (32)              (60)           (16)            (26)           (632)            307
                                -------           -------        -------        --------        --------        --------
  Income before income
    taxes..................       8,396               171          5,917          11,818           8,106          18,012
  Income taxes(3)..........         163                15            408           3,535           2,310           6,458
                                -------           -------        -------        --------        --------        --------
  Net income...............     $ 8,233               156          5,509           8,283           5,796          11,554
                                -------
  Less: Preferred stock
    accretion and
    dividends..............                                        1,415           1,514
                                                  -------        -------        --------        --------        --------
  Net income attributable
    to common
    stockholders...........                       $   156        $ 4,094        $  6,769        $  5,796        $ 11,554
                                                  =======        =======        ========        ========        ========
  Basic earnings per common
    share..................                       $  0.01        $  0.34        $   0.50        $   0.31        $   0.57
                                                  =======        =======        ========        ========        ========
  Diluted earnings per
    common share...........                       $  0.01        $  0.34        $   0.49        $   0.30        $   0.55
                                                  =======        =======        ========        ========        ========
Pro forma amounts:(3)
Income before income taxes
  as reported..............     $ 8,396           $   171        $ 5,917        $ 11,818        $  8,106        $ 18,012
Pro forma income tax
  provision................       3,139               132          1,440           3,545           2,340           7,044
                                -------           -------        -------        --------        --------        --------
Pro forma net income.......     $ 5,257           $    39        $ 4,477        $  8,273        $  5,766        $ 10,968
                                =======           =======        =======        ========        ========        ========

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                              PREDECESSOR
                             COMPANY(1)(2)                                     COMPANY(1)
                             --------------   -----------------------------------------------------------------------------
                              NINE MONTHS     THREE MONTHS
                                 ENDED            ENDED        YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                             SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                  1995            1995            1996            1997            1998            1999
                             --------------   -------------   -------------   -------------   -------------   -------------
SELECTED OPERATING DATA:
  Gross profit margin......        39.2%            31.2%           37.0%           39.2%           37.3%           39.8%
  EBITDA(4)................     $ 9,685         $  2,092         $14,679         $19,377        $ 14,871        $ 38,548
Cash flows from (used in):
  Operating activities.....       7,733           (1,714)          4,053           8,439          23,637          (1,727)
  Investing activities.....      (2,170)         (49,915)         (3,872)         (5,556)        (53,155)        (57,730)
  Financing activities.....      (1,781)          55,379          (2,147)         27,527           7,746         112,677

                                       AT              AT              AT              AT              AT
                                  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                      1995            1996            1997           1998(5)         1999(6)
                                  -------------   -------------   -------------   -------------   -------------
BALANCE SHEET DATA:
  Working capital...............     $11,040         $13,859        $ 66,266        $ 35,604        $126,280
  Total assets..................      78,367          81,417         120,334         160,170         296,320
  Total long-term debt
    (including current
    portion)....................      35,589          36,668             415          10,904           9,120
  Total debt....................      48,289          47,068           2,342          26,084          16,699
  Redeemable preferred stock....           0          16,287               0               0               0
  Total stockholders' equity....      18,064           6,218         104,294         112,361         237,231

------------------------

(1) Our fiscal year is the 52- or 53-week period ending on the Sunday nearest to December 31. For clarity of presentation we have described year-ends presented as if the year ended on December 31. As such, the years ended December 31, 1995 through 1998 represent 52-week years and the year ended December 31, 1999 represents a 53-week year.

(2) Effective September 27, 1995, we acquired substantially all of the assets and liabilities of the Predecessor Company. For financial reporting purposes, this acquisition has been treated as if it were effective on October 1, 1995, the beginning of our fourth quarter.

(3) Pro forma information reflects the provision for U.S. federal and state income taxes as if we and the Predecessor Company had been subject to federal and state income taxation as a C corporation, prior to January 29, 1996, the date we converted from a limited liability company to a C corporation. Prior to January 29, 1996, our net income and the Predecessor Company's net income flowed through to the stockholders/members. Pro forma information also reflects the provision for U.S. federal and state income taxes as if HC Power had been subject to federal and state income taxation as a C corporation, prior to February 29, 2000, the date of the Merger and when it converted from a S corporation to a C corporation. Prior to February 29, 2000, HC Power's net income flowed through to the stockholders. For presentation purposes, U.S. federal and state income taxes have not been provided on earnings of P-E as there is no intention to remit these earnings. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Income Taxes, and Notes 2 and 14 of Notes to Supplemental Consolidated Financial Statements.

(4) EBITDA, which we calculate as income from operations before depreciation, amortization, and compensation charges for stock option/bonus plans, is a supplemental financial measurement used by us in the evaluation of our business and by many analysts in our industry. However, EBITDA should only be read in conjunction with all of our supplementary financial data summarized above and the supplementary financial statements prepared in accordance with generally accepted accounting principles appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with accounting principles generally accepted in the United States of America) as an indicator of our operating performance or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the United States of America) as a measure of our liquidity. The calculation of EBITDA varies among companies.

(5) On August 31, 1998, we acquired Melcher for a purchase price of $53 million, including $11.2 million of debt assumed. In addition, we incurred transactions costs of approximately $1.6 million. We accounted for the acquisition using the purchase method of accounting. See Note 3 of Notes to Supplemental Consolidated Financial Statements.

(6) On January 29, 1999, we purchased IPD for $32 million, including certain capitalized lease obligations and other indebtedness of IPD. In addition, we incurred approximately $1.2 million of transaction costs. We accounted for the acquisition using the purchase method of accounting. See Note 3 of Notes to Supplemental Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS FORM 8-K CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY FORWARD-LOOKING INFORMATION DUE TO FACTORS DISCUSSED UNDER RISK FACTORS, BUSINESS AND ELSEWHERE IN OUR ANNUAL REPORT FILED ON FORM 10-K.

    GENERAL

    We are a leading designer and manufacturer of more than 2,500 high-quality brand name power supplies. We sell our products both to OEMs and distributors who value quality, reliability, technology and service. We have more than 10,000 customers in the communications, industrial, automatic/semiconductor test equipment, transportation, medical equipment and other electronic equipment industries.

    We were founded in 1973 as a manufacturer of AC/DC power supplies and until 1981 operated solely from our Southern California facility. During the 1980s, we established additional operations in Puerto Rico and Mexico to take advantage of certain labor, manufacturing and, in Puerto Rico, tax efficiencies. Between 1994 and 1996, we moved most of our Puerto Rico manufacturing operations to the Dominican Republic to capitalize on certain labor benefits. In September 1995, Stephens Group, Inc., an affiliate of Stephens Inc., and our management purchased Power-One from its previous owners and formulated a more aggressive growth strategy, which included a plan to grow through acquisitions.

    In August 1998, we increased our international presence and our product offerings by acquiring Melcher for $53 million, including debt assumed. In January 1999, we further broadened our DC/DC product offerings by acquiring IPD for $32 million, including certain capitalized lease obligations and other indebtedness of IPD.

    All references herein to Power-One and to operating data for 1998, include four months of Melcher's operations. For 1999, financial results are consolidated to include both Melcher and, for 11 months, IPD. All periods have been restated to give retroactive effect to the Merger between Power-One and HC Power, which has been accounted for as a pooling of interests.

    The years ended December 31, 1997 and 1998 represent 52-week years and the year ended December 31, 1999 represents a 53-week year. The following table sets forth, for the periods indicated, certain Supplemental Consolidated Statements of Income data as a percentage of net sales for the periods presented:

                                                           1997          1998          1999
                                                         --------      --------      --------
Net sales..........................................       100.0%        100.0%        100.0%
Cost of goods sold.................................        60.8          62.7          60.2
                                                          -----         -----         -----
Gross profit.......................................        39.2          37.3          39.8
Selling expense....................................         9.0          11.6          10.5
General and administrative.........................         7.0           7.6           7.7
Engineering expense................................         5.5           6.8           7.2
Quality assurance expense..........................         2.3           2.2           1.9
Amortization of intangibles........................         1.9           2.2           2.6
In process research and development................         0.0           0.0           1.4
                                                          -----         -----         -----
Income from operations.............................        13.5           6.9           8.5
Interest income....................................         0.3           1.2           0.3
Interest expense...................................        (3.0)         (0.8)         (1.3)
Other expense......................................        (0.0)         (0.5)          0.1
                                                          -----         -----         -----
Income before income taxes.........................        10.8           6.8           7.6
Income taxes.......................................         3.2           1.9           2.7
                                                          -----         -----         -----
Net income.........................................         7.6           4.9           4.9
Preferred stock accretion and dividends............         1.4           0.0           0.0
                                                          -----         -----         -----
Net income to common stockholders..................         6.2%          4.9%          4.9%
                                                          =====         =====         =====

YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998.

    NET SALES. Net sales increased $117.7 million, or 98.5%, to $237.2 million for 1999 from $119.5 million for 1998. Included in net sales for 1999 are $43.6 million from Melcher, and $61.3 million from IPD. The main contributors to the $117.7 million increase in net sales were DC/DC power supplies which contributed $85.0 million, telecom power products, which contributed $14.8 million, low-range power supplies, which contributed $12.2 million, custom power supplies, which contributed $5.2 million, and high-range power supplies, which contributed $3.9 million. These increases were partially offset by declines in our linear power supplies of $4.0 million. Most of the growth in the DC/DC business was derived from strong order flow from the communications market, which includes datacommunications and network equipment manufacturers such as Cisco, Nortel, Lucent Technologies and Newbridge Networks who are among our top customers. On the AC/DC side, the automatic/semiconductor test equipment market continued to expand with key customers such as Teradyne rebounding during 1999. We also experienced solid growth in other key markets such as industrial and transportation.

    Net sales to OEMs for 1999 were $183.5 million, or 77.4% of net sales, an increase of $105.8 million or 135.9% over the comparable period in 1998, when net sales to OEMs represented 65.1% of net sales. Net sales to Cisco represented 13.9% of net sales in 1999. Cisco was the only customer that exceeded 10% of net sales in 1999. Net sales through distributors for 1999 were $53.6 million, or 22.6% of net sales, an increase of $12.0 million or 28.8% compared to the same period in 1998, when such net sales represented 34.9% of net sales. The lower percentage of net sales through distributors in 1999 is primarily due to the change in the mix of our customer base which, compared to last year, has shifted more toward OEM customers in the communications market.

    Our recent acquisition of IPD has significantly broadened our customer base by increasing net sales to key OEMs and adding new OEMs in the communications market.

    Net sales by markets for the years ended December 31, 1998 and 1999 were:

                                                                    1998          1999
                                                                  --------      --------
Communications..............................................         25%           51%
Industrial..................................................         28%           18%
Automatic/Semiconductor test equipment......................         16%           10%
Transportation..............................................          3%            6%
Medical equipment...........................................         10%            5%
Computer, Retail and Other..................................         18%           10%
                                                                    ---           ---
  Total.....................................................        100%          100%

    The changes in the percentage of our net sales by market are primarily due to a significantly larger concentration of net sales to the communications and transportation markets.

    During 1999, demand for our products increased significantly, especially in the second half of the year. Our combined backlog on December 31, 1999 was $68.5 million, an increase of 139.9%, compared to backlog of $29.1 million on December 31, 1998. Pro forma backlog, which assumes IPD's backlog was in place at December 31, 1998, increased 103.3% at the end of December 1999 as compared to year-end 1998. For the quarter ended December 31, 1999 we experienced a strong bookings trend with $72.6 million in new orders taken. Much of this growth comes from strong demand in the communications market, which is primarily driven by datacommunications and network equipment manufacturers, as well as increased demand of our high-power product line, which are typically sold to the automatic/semiconductor test equipment market.

    GROSS PROFIT. Gross profit increased $49.8 million, or 112.0%, to $94.3 million for 1999 from $44.5 million for 1998. As a percent of net sales, gross profit increased to 39.8% for 1999 from 37.3% for the same period in 1998. The increase in gross profit margin primarily resulted from the inventory write-up related purchase accounting adjustments due to the Melcher acquisition which negatively impacted the prior year period. Excluding the non-recurring adjustments related to our acquisitions of IPD in 1999 and Melcher in 1998, our gross profit margin would have been approximately 40.1% in 1999 and 39.7% in 1998. The improved profit margin in 1999 is primarily due to the increase in net sales which allowed us to better leverage out fixed manufacturing expenses.

    SELLING EXPENSE. Selling expense increased $11.2 million, or 80.7%, to $25.0 million for 1999 from $13.8 million for 1998. As a percent of net sales, selling expense decreased from 11.6% in 1998 to 10.5% in 1999. The increase of $11.2 million was primarily due to the additional selling expense related to Melcher and IPD of $3.9 million and $4.9 million, respectively. Excluding Melcher and IPD, selling expense increased $2.4 million primarily due to higher employee costs of $322,000, increased freight and travel expense aggregating $693,000 and increased commissions and trade show expenses aggregating approximately $1.0 million, to support the increase in business growth during 1999.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased $9.1 million, or 99.8%, to $18.2 million for 1999 from $9.1 million for 1998. As a percent of net sales, general and administrative expense remained fairly consistent at 7.6% in 1998 and 7.7% in 1999. The increase of $9.1 million was primarily due to additional administrative expense related to Melcher and IPD of $1.9 million and $2.5 million, respectively, as well as an increase of $4.7 million in our core administrative expense. The increase in our core administrative expense of $4.7 million was primarily due to higher employee costs of $1.8 million related to an increase in staff, employee performance bonuses and temporary help; increased depreciation expense of $835,000 primarily related to the Oracle ERP project and other capital expenditures; higher professional fees of $521,000; increased insurance expense of $242,000; stock compensation expense of $171,000 related to HC Power stock bonus agreements; and increases in other general operating expenses such as travel, utilities and office supplies expenses.

    ENGINEERING EXPENSE. Engineering expense increased $9.0 million, or 111.0%, to $17.1 million for 1999 from $8.1 million for 1998. The increase of $9.0 million was primarily due to Melcher's and IPD's additional engineering expense of $3.0 million and $4.2 million, respectively. In addition, our core engineering expenses increased $1.8 million primarily due to a $751,000 increase in employee costs, a $108,000 increase in product development expenses, and $315,000 stock compensation expense related to HC Power stock bonus agreements. As a percent of net sales, engineering expense increased to 7.2% for 1999 from 6.8% for 1998. This increase is directly attributable to our commitment to make strategic investments in support of our future growth.

    QUALITY ASSURANCE EXPENSE. Quality assurance expense increased $1.8 million, or 71.1%, to $4.4 million for 1999 from $2.6 million for 1998. As a percent of net sales, quality assurance expense decreased slightly from 2.2% in 1998 to 1.9% in 1999. The increase of $1.8 million was primarily due to additional quality assurance expense related to Melcher and IPD of $378,000 and $710,000, respectively, as well as an increase of $750,000 in our core quality assurance expense primarily related to increased employee costs.

    AMORTIZATION EXPENSE. The amortization of intangibles increased $3.6 million, or 136.6%, to $6.2 million for 1999 from $2.6 million for 1998. As a percent of net sales, amortization of intangibles increased to 2.6% for 1999 from 2.2% for 1998. The increase is attributable to a $1.0 million charge taken to write-off the unamortized balance of the intangible asset value of a technology and licensee agreement related to substantially similar product technology acquired as a result of the IPD acquisition. The balance of the increase is due to 11 months of amortization of intangibles initially recorded upon the acquisition of IPD on January 29, 1999 totaling approximately $1.6 million, as well as and additional $1.1 million of amortization of intangibles related to the Melcher acquisition.

    IN-PROCESS RESEARCH & DEVELOPMENT. In connection with the IPD acquisition, we recorded a one time charge of $3.3 million for purchased in-process technology that had not reached technological feasibility.

    INCOME FROM OPERATIONS. As a result of the above factors, income from operations increased $11.9 million, or 144.1%, to $20.1 million, or 8.5% of net sales, for 1999 from $8.2 million, or 6.9% of net sales, for 1998. Excluding non-recurring items totaling approximately $5.1 million in 1999 consisting of inventory fair market value write-up of $0.8 million, in-process research and development charge of $3.3 million and write-off of $1.0 million technology and license agreement, all of which were related to the IPD acquisition, and $2.9 million in 1998 for the inventory fair market value write-up related to the Melcher acquisition, income from operations would have been $25.1 million, or 10.6% of net sales, in 1999 and $11.1 million, or 9.3% of net sales, in 1998.

    INTEREST INCOME. Interest income decreased $0.6 million, or 42.2%, to $0.8 million for 1999 from $1.4 million for 1998. This decrease was primarily related to the reduction in short-term, interest bearing financial instruments as a result of the available cash used for the Melcher acquisition in the third quarter of 1998. This decrease was partially offset by interest earned on proceeds from the sale of our stock in September and October 1999 which were invested in short-term, interest bearing financial instruments.

    INTEREST EXPENSE. Interest expense increased $2.3 million, or 257.6%, to $3.2 million for 1999 from $0.9 million for 1998. The increase was primarily due to advances under our credit facilities to finance the IPD acquisition, as well as additional investments in facilities and capital equipment to increase our capacity to support the rapid growth of our business. This increase was partially offset by the repayment of $54.1 million of outstanding debt under our credit agreement with Bank of America, N.A. using the proceeds from the sale of our stock in September and October 1999.

    OTHER INCOME (EXPENSE), NET. Other income increased $939,000, to $307,000 for 1999, from other expense of $632,000 for 1998, and is primarily due to gains on foreign currency transactions partly offset by net losses on disposals of fixed assets.

    INCOME TAXES. The provision for income taxes increased $4.1 million, to $6.5 million for 1999, from $2.3 million for 1998. The effective tax rate of 35.9% in 1999 is significantly higher than the 28.5% in 1998. This is primarily attributable to the $3.3 million charge for in-process research and development and $1.6 million amortization of goodwill related to the IPD acquisition, both of which are not deductible for tax purposes.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    NET SALES. Net sales increased $10.2 million, or 9.4%, to $119.5 million for 1998 from $109.2 million for 1997. The increase in net sales resulted primarily from a $18.8 million contribution from Melcher since the date of acquisition, as well as strong growth in unit shipments of standard and modified standard power supplies, particularly in high-range power configurations, during the first half of 1998. Including Melcher's results, the principal contributors to the $10.2 million increase in net sales were DC/DC power products, which contributed $14.1 million in net sales, and low-range power products, which contributed $4.4 million. These increases were offset by declines in linear and custom power products of $3.4 million and $3.9 million, respectively, and decreases in all other product lines of $1.0 million, net. Excluding Melcher, our net sales decreased $8.6 million, or 7.9%, to $100.6 million in 1998 from $109.2 million in 1997. This was primarily due to the general slowdown in demand for products within the electronics industry, as well as domestic inventory reductions at OEMs, including some of our customers, in the second half of 1998.

    Net sales to OEMs for 1998 were $77.8 million, or 65% of net sales, an increase of $10.3 million or 15.2% over the comparable period in 1997, when net sales to OEMs represented 61.8% of net sales. Net sales through distributors for 1998 were $41.6 million, or 35% of net sales, which was consistent with the dollar volume of sales through distriubtors in 1997 but a decrease in percentage of net sales compared to the 38% in 1997. As a result of the Melcher acquisition, our OEM net sales to the communications and transportation markets increased $7.1 million and $3.6 million, respectively.

    Our total backlog on December 31, 1998 was $29.1 million, which included Melcher's backlog of $12.4 million. Our backlog stood at $38.9 million on December 31, 1997.

    Beginning in the three month period ended June 30, 1998, demand for products slowed significantly within the electronics industry. This was the result of a softening trend in capital equipment markets, which in turn has been negatively influenced by weak demand due to the business recessions in various Asian economies, as well as an overall slowing in global economic activities. Demand for our products was further weakened by domestic inventory reduction initiatives at OEMs and distributors, including some of our customers. The contribution of Melcher, which sells primarily into the European market, more than offset the decline in our North American business. We expect that the Melcher acquisition will continue to have a positive impact on our overall business growth, particularly in data communications and telecommunications.

    To counter the impact of the soft business climate in 1998, management pursued action steps to position us for increased growth in 1999. Some of these initiatives included actively pursuing new business synergies with Melcher in the areas of sales and cost reductions; aggressively pursuing acquisitions which culminated in the acquisition of IPD on January 29, 1999; and providing for additional investment in research and development. Additionally, we made significant progress to further upgrade our core business systems with the implementation of a new Oracle ERP system. Although this fully integrated Oracle ERP system is Year 2000 certified, the key reasons for implementing the new system are to further enhance our technical infrastructure by providing to management the tools available in a new generation of systems and software to speed information retrieval; to position us for business growth; to facilitate business integration of acquired companies; and to provide a clearer audit trail for the source of information.

    GROSS PROFIT. Gross profit increased $1.6 million, or 3.8%, to $44.5 million for 1998 from $42.9 million for 1997, which is primarily due to the inclusion of Melcher's gross profit since the date of the acquisition. As a percent of net sales, gross profit decreased to 37.3% for 1998 from 39.2% for the same period in 1997. The decline in gross profit margin primarily resulted from the inventory write-up related purchase accounting adjustments related to the Melcher acquisition. Excluding the Melcher related inventory fair market value purchase write-up adjustments, gross profit margin would have been 39.7% in 1998 and 39.2% in 1997.

    SELLING EXPENSE. Selling expense increased $4.0 million, or 40.5%, to $13.8 million for 1998 from $9.8 million for 1997. The increase of $4.0 million is primarily due to the inclusion of Melcher's selling expense of $3.6 million since the date of acquisition. As a percent of net sales, selling expense increased to 11.6% in 1998 from 9.0% for 1997, which is primarily due to our decision to maintain our sales resources intact during the business downturn in the latter portion of 1998, and due to the addition of Melcher which had proportionately higher selling expense on a stand-alone basis.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased $1.4 million, or 18.6%, to $9.1 million for 1998 from $7.7 million for 1997. As a percent of net sales, general and administrative expense increased to 7.6% in 1998 from 7.0% in 1997. The increase of $1.4 million is primarily due to higher public company expenses of $268,000, higher travel costs primarily related to pursuing other acquisitions of $149,000, higher depreciation expense of $244,000, higher general office expenses of $291,000, other expenses aggregating $285,000 and the inclusion of Melcher's general and administrative expenses of $748,000 since the date of acquisition. These increases are partially offset by decreases in salaries of $270,000 and bad debt expense of $315,000.

    ENGINEERING EXPENSE. Engineering expense increased $2.1 million, or 34.9%, to $8.1 million for 1998 from $6.0 million for 1997. As a percent of net sales, engineering expense increased to 6.8% for 1998 from 5.5% for 1997. The increase is primarily due to higher employee costs of $484,000, increased product development expense of $109,000, and the inclusion of Melcher's engineering expenses of $1.7 million since the date of acquisition.

    QUALITY ASSURANCE EXPENSE. Quality assurance expense was fairly consistent at $2.6 million in 1998 compared to $2.5 million in 1997. As a percent of net sales, quality assurance expense decreased slightly to 2.2% for 1998 from 2.3% from 1997. Excluding Melcher, quality assurance expense decreased $153,000, or 6.0%, to $2.4 million in 1998 compared to $2.5 million in 1997. This decrease is primarily attributable to a decrease in salary expense.

    AMORTIZATION EXPENSE. The amortization of intangibles increased $596,000, or 29.4%, to $2.6 million for 1998 from $2.0 million for 1997. As a percent of net sales, amortization of intangibles increased to 2.2% for 1998 from 1.9% for 1997. The increase is directly attributable to four months of amortization of intangibles initially recorded upon the acquisition of Melcher on August 31, 1998.

    INCOME FROM OPERATIONS. As a result of the above factors, income from operations decreased $6.5 million, or 44.2%, to $8.2 million for 1998 from $14.8 million for 1997. As a percent of net sales, income from operations decreased to 6.9% for 1998 from 13.5% for 1997. Excluding the charge to cost of sales of $2.9 million for the Melcher-related inventory fair market value purchase write-up adjustments, income from operations would have been $11.1 million in 1998 compared to $14.8 million in 1997.

    INTEREST INCOME. Interest income increased $1.0 million, or 282.7%, to $1.4 million for 1998 from $0.4 million for 1997. This increase is primarily due to the interest income derived from investment of a portion of the net proceeds from our initial public offering, or IPO, in short-term, interest-bearing investment-grade financial instruments.

    INTEREST EXPENSE. Interest expense decreased $2.4 million, or 72.8%, to $0.9 million for 1998 from $3.3 million for 1997. This decrease is primarily the result of the repayment of all bank borrowings under our existing bank credit facility using the net proceeds from our IPO completed in the fourth quarter of 1997.

    OTHER INCOME (EXPENSE), NET. Other expense increased $606,000, to $632,000 for 1998, from $26,000 for 1997, and is primarily due to foreign currency translation losses of $455,000 related to Melcher since the date of acquisition and other expenses aggregating $151,000.

    INCOME TAXES. The provision for income taxes decreased $1.2 million, to $2.3 million for 1998, from $3.5 million for 1997. Income taxes as a percent of net sales decreased to 1.9% in 1998 from 3.2% in 1997. The decrease is due to a $721,000 reduction in tax provision related to the $7.2 million write-up of assets to fair value as a result of purchase accounting adjustments made for the Melcher acquisition. The remainder is attributable to a $122,000 tax credit related to a pre-tax loss incurred by our U.S. operations in the third quarter of 1998, as well as a decrease in the overall effective tax rate due to a relatively lower portion of operating income generated in the second half of 1998, primarily as a result of lower net sales of high-power products.

LIQUIDITY AND CAPITAL RESOURCES

    Our cash and cash equivalents balance increased $52.8 million, or 481.3% from $11.0 million at December 31, 1998 to $63.8 million at December 31, 1999. This increase in cash is primarily due to $118.3 million in net proceeds from our sale of 4,975,000 shares of common stock in September and October 1999. Prior to the sale of our stock, our primary source of cash, other than cash from operations, consisted of borrowings from credit facilities of $67.8 million. The primary uses of cash in 1999 consisted of $75.7 million for repayment of credit facility borrowings, $28.3 million for the purchase of IPD and $1.2 million of related transaction costs, and $27.9 million for the acquisition of property and equipment.

    Cash used in operating activities in 1999 was $1.7 million and was primarily attributable to cash earnings from operations of $30.0 million (net income plus depreciation, amortization, stock compensation, in-process research and development charge and loss on disposal of fixed assets) offset by $31.7 million used for working capital. The $31.7 million use of working capital was primarily due to an increase in accounts receivable and inventories of $22.0 million each, offset by an increase in accounts payable and accrued expense of $5.2 million and $7.4 million, respectively.

    The $27.9 million to acquire property and equipment included approximately $5.6 million for hardware, software and implementation support related to our Oracle ERP system conversion, $4.3 million to purchase IPD's manufacturing facility, $5.9 million to acquire surface-mount technology equipment, and the balance for additional property, plant and capital equipment expenditures consistent to support our growth plans.

    In 1999 we restructured our credit agreement to provide for more flexibility and to increase our credit limits. We now have a $65 million revolving line of credit, which bears interest on amounts outstanding payable quarterly based on our leverage ratio and one of the following rates as selected by us: LIBOR plus 1.25% to 2.50%, or the bank's base rate plus 0% to 1.25%. The credit agreement
(a) provides for restrictions on additional borrowings, leases and capital expenditures; (b) prohibits us, without prior approval, from paying dividends, liquidating, merging, consolidating or selling our assets or business; and (c) requires us to maintain a specified net worth, minimum working capital and certain ratios of current liabilities and total debt to net worth. At December 31, 1999, amounts outstanding under our line of credit were $2.5 million all of which was borrowed by Melcher. Borrowings are collateralized by substantially all of our assets.

    In addition, we have a revolving loan of $8 million and equipment line of credit of $1 million. The revolving loans mature on January 31, 2001, with interest payable monthly in arrears at either the prime rate or at LIBOR plus 2.25%, at our election. Maximum borrowings are not to exceed $8 million. At December 31, 1999, amounts outstanding under this revolving loan were $3.5 million. The loans are collateralized by substantially all of HC Power's assets and are personally guaranteed by certain shareholders. The equipment line of credit matures on January 31, 2001, with interest payable monthly in arrears at Prime plus 0.25% or at LIBOR plus 2.25%, at our election. Monthly principal repayments equal to 1/48th of the balance outstanding as of January 31, 2001 will commence on March 1, 2001. There were no amounts outstanding under this equipment line of credit at December 31, 1999. The loans are collateralized by substantially all of HC Power's assets.

    As a result of the Melcher acquisition, we have various credit facilities with banks in Switzerland and Germany which can be drawn upon in the form of term loans. The aggregate credit limit for all such credit facilities is approximately $13.2 million. Melcher's credit facilities in Switzerland bear interest on amounts outstanding payable at various time intervals and market rates based on Swiss LIBOR plus a margin ranging from 1.25% to 2.00%. Some of Melcher's credit agreements require Melcher to maintain certain financial covenants and to provide certain financial reports to the lenders, none of which materially restricts Melcher. At December 31, 1999, short-term (including current portion of long-term debt) and long-term amounts outstanding under Melcher's credit facilities were $5.5 million and $3.1 million, respectively.

    At December 31, 1999, short-term (including current portion of long-term debt) and long-term amounts outstanding under all credit agreements with banks were $11.6 million and $3.4 million, respectively.

    We currently anticipate that our total capital expenditures for 2000 will be approximately $23.1 million, of which approximately $1.9 million represents costs related to the implementation of our Oracle ERP system at P-E, as well as continued enhancements and upgrades at our Camarillo and Mexico locations, approximately $7.3 million represents investments in surface-mount technology automation and approximately $9.6 million represents investments in manufacturing improvements. The amount of these anticipated capital expenditures will frequently change during the year based on changes in expected revenues, our financial condition and general economic conditions.

    In addition, we are paying $13 million to IPD's former shareholders in the first half of 2000, since IPD attained certain defined operational performance objectives in the 13 month period ending March 31, 2000.

    Based on current plans and business conditions, we believe our existing working capital and borrowing capacity, coupled with the funds generated from our operations, will be sufficient to fund our anticipated working capital, capital expenditures and debt payment requirements for the next twelve months. However, if we make a large acquisition, it may be necessary to raise debt or equity in the private or public securities markets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments which arise from transactions entered into during the normal course of business. We may enter into derivative financial instrument transactions, such as swaps, in order to manage or reduce our exposure to interest rate changes related to our portfolio of borrowings. Under no circumstances do we enter into derivative or other financial instrument transactions for speculative purposes.

    DEBT. We are exposed to cash flow risk due to changes in market interest rates related to our outstanding debt. For example, in Europe our credit facilities bear interest on borrowings outstanding at various time intervals and market rates based on Swiss LIBOR, an offshore rate that is similar to the London Interbank Offered Rate ("LIBOR") plus a margin ranging from 1.25% to 2.00%. Our principal risk with respect to our long-term debt is to changes in these market rates.

    The table below presents principal cash flows and related weighted average interest rates for our credit facilities and long-term debt obligations at December 31, 1999 by expected maturity dates. The information is presented in U.S. dollar equivalents, our reporting currency, and parenthetically in Swiss francs, where applicable. Additionally, the U.S. dollar equivalent carrying value of Swiss franc denominated debt is sensitive to foreign currency exchange rates. However, a 10% change in the U.S. dollar exchange rate against the Swiss franc would not have a significant effect on our future earnings.

                                             EXPECTED MATURITY DATE
                               --------------------------------------------------
                                 2000          2001          2002          2003
                               --------      --------      --------      --------
                                 (AMOUNTS IN THOUSANDS EXCEPT FOR PERCENTAGES)
Credit facility:
  Variable Rate ($US)........   $3,500
    Average Interest Rate....      8.5%
  Fixed Rate (CHF 6,500).....   $4,079
    Average Interest Rate....      3.5%
Long-term Debt:
  Fixed Rate (CHF 11,250)....   $3,922         2,200         938             --
    Average Interest Rate....      3.9%          4.0%        5.0%
  Fixed Rate ($US)...........   $   80            80          80           $ 81
    Average Interest Rate....      8.5%          8.5%        8.5%           8.5%

                                EXPECTED MATURITY DATE
                               ------------------------                      FAIR
                                 2004        THEREAFTER       TOTAL         VALUE
                               --------      ----------      --------      --------
                                  (AMOUNTS IN THOUSANDS EXCEPT FOR PERCENTAGES)
Credit facility:
  Variable Rate ($US)........                                 $3,500         3,500
    Average Interest Rate....                                    8.5%
  Fixed Rate (CHF 6,500).....                                 $4,079        $4,079
    Average Interest Rate....                                    3.5%
Long-term Debt:
  Fixed Rate (CHF 11,250)....     --              --          $7,060        $7,060
    Average Interest Rate....                                    4.1%
  Fixed Rate ($US)...........                                 $  321        $  321
    Average Interest Rate....                                    8.5%

    FOREIGN CURRENCY. A significant portion of our business operations are conducted in various countries in Europe.As a result, we have a certain degree of market risk with respect to our cash flows due to changes in foreign currency exchange rates when transactions are denominated in currencies other than our functional currency. However, a 10% change in the U.S. dollar exchange ratio in the various countries in Europe would not have a significant impact on the Supplemental Consolidated Statements of Income. Historically, we have not actively engaged in substantial exchange rate hedging activities, and at December 31, 1999, we had not entered into any significant foreign exchange contracts.

EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

FINANCIAL STATEMENTS

    The following financial statements are filed as a part of this Report:

                                POWER-ONE, INC.

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     F-1
Supplemental Consolidated Balance Sheets....................     F-2
Supplemental Consolidated Statements of Income..............     F-3
Supplemental Consolidated Statements of Comprehensive Income
  (Loss)....................................................     F-4
Supplemental Consolidated Statements of Redeemable Preferred
  Stock and Stockholders' Equity............................     F-5
Supplemental Consolidated Statements of Cash Flows..........     F-6
Notes to Supplemental Consolidated Financial Statements.....     F-9
Supplemental Quarterly Financial Data for the 1998 and 1999
  Quarters (unaudited)......................................    F-28

SCHEDULES

    The following financial statement schedule is filed as a part of this Report.

                                POWER-ONE, INC.

                                                                PAGE
                                                              --------

Supplemental Schedule II: Valuation and Qualifying
  Accounts..................................................     S-1

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Power-One, Inc.:

    We have audited the accompanying supplemental consolidated balance sheets of Power-One, Inc. and its subsidiaries (the "Company") as of December 31, 1998 and 1999 and the related supplemental consolidated statements of income, comprehensive income, redeemable preferred stock and stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the supplemental consolidated financial statement schedule listed at Item 14. These supplemental financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such supplemental consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1999, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As described in Note 1, on February 29, 2000, Power-One, Inc. merged with HC Power, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Power-One, Inc. with HC Power, Inc. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Power-One, Inc. after financial statements covering the date of consummation of the business combination are issued.

                                          Deloitte & Touche LLP

Los Angeles, California
March 17, 2000, except for Note 16, as to which the date is March 31, 2000

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, Inc., acquired on February 29, 2000.See Note 1.

                                POWER-ONE, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 10,971   $ 63,769
  Accounts receivable:
    Trade, less allowance for doubtful accounts:
      $1,452--1998; $1,918--1999............................    20,023     45,805
    Other...................................................     2,184      1,914
  Inventories...............................................    35,242     61,834
  Deferred income tax asset--current........................     1,880      3,132
  Current portion of notes receivable from stockholders.....                   30
  Prepaid expenses and other current assets.................     1,398      1,795
                                                              --------   --------
      Total current assets..................................    71,698    178,279
PROPERTY AND EQUIPMENT, net.................................    35,389     55,608
INTANGIBLE ASSETS, net......................................    51,019     59,217
NOTES RECEIVABLE FROM STOCKHOLDERS, less current portion....       102         79
OTHER ASSETS................................................     1,962      3,137
                                                              --------   --------
TOTAL.......................................................  $160,170   $296,320
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank credit facilities....................................  $ 15,180   $  7,579
  Current portion of long-term debt.........................     2,912      4,002
  Current portion of long-term capital leases...............       141        897
  Bank overdraft............................................                5,804
  Accounts payable..........................................     6,992     13,107
  Accrued payroll and related expenses......................     1,481      2,583
  Other accrued expenses....................................     8,079     16,811
  Deferred income tax liability--current....................     1,309      1,216
                                                              --------   --------
      Total current liabilities.............................    36,094     51,999
                                                              --------   --------
LONG-TERM DEBT, less current portion........................     7,645      3,379
LONG-TERM CAPITAL LEASES, less current portion..............       206        842
DEFERRED INCOME TAX LIABILITY, non-current..................     3,585      2,757
OTHER LIABILITIES...........................................       279        112
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, par value $0.001; 60,000,000 shares
    authorized; 18,889,632 shares issued and outstanding at
    December 31, 1998 and 23,987,408 shares issued and
    outstanding at December 31, 1999........................        19         24
  Additional paid-in capital................................    92,912    212,196
  Accumulated other comprehensive income (loss).............     2,177     (3,476)
  Retained earnings.........................................    17,253     28,487
                                                              --------   --------
      Total stockholders' equity............................   112,361    237,231
                                                              --------   --------
TOTAL.......................................................  $160,170   $296,320
                                                              ========   ========

          See notes to supplemental consolidated financial statements.

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, Inc., aquired on February 29, 2000, See Note 1.

                                POWER-ONE, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
NET SALES...................................................  $109,221   $119,451   $237,157
COST OF GOODS SOLD..........................................    66,344     74,954    142,818
                                                              --------   --------   --------
GROSS PROFIT................................................    42,877     44,497     94,339
                                                              --------   --------   --------
EXPENSES:
  Selling...................................................     9,846     13,832     24,992
  General and administrative................................     7,686      9,119     18,218
  Engineering...............................................     6,001      8,098     17,086
  Quality assurance.........................................     2,539      2,584      4,422
  Amortization of intangible assets.........................     2,029      2,625      6,212
  In process research and development.......................                           3,300
                                                              --------   --------   --------
    Total expenses..........................................    28,101     36,258     74,230
                                                              --------   --------   --------
INCOME FROM OPERATIONS......................................    14,776      8,239     20,109
                                                              --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest income...........................................       365      1,397        807
  Interest expense..........................................    (3,297)      (898)    (3,211)
  Other income (expense)....................................       (26)      (632)       307
                                                              --------   --------   --------
    Total other expense.....................................    (2,958)      (133)    (2,097)
                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES..................................    11,818      8,106     18,012
INCOME TAXES................................................     3,535      2,310      6,458
                                                              --------   --------   --------
NET INCOME..................................................     8,283      5,796     11,554
PREFERRED STOCK ACCRETION AND DIVIDENDS.....................     1,514         --         --
                                                              --------   --------   --------
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS..............  $  6,769   $  5,796   $ 11,554
                                                              ========   ========   ========
BASIC EARNINGS PER COMMON SHARE.............................  $   0.50   $   0.31   $   0.57
                                                              ========   ========   ========
DILUTED EARNINGS PER COMMON SHARE...........................  $   0.49   $   0.30   $   0.55
                                                              ========   ========   ========
PRO FORMA AMOUNTS:
INCOME BEFORE INCOME TAXES, AS REPORTED.....................  $ 11,818   $  8,106   $ 18,012
PRO FORMA INCOME TAX PROVISION (Note 14)....................     3,545      2,340      7,044
                                                              --------   --------   --------
PRO FORMA NET INCOME........................................  $  8,273   $  5,766   $ 10,968
                                                              ========   ========   ========
BASIC SHARES OUTSTANDING....................................    13,448     18,871     20,199
                                                              ========   ========   ========
DILUTED SHARES OUTSTANDING..................................    13,721     19,121     20,823
                                                              ========   ========   ========

          See notes to supplemental consolidated financial statements.

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, Inc., acquired on February 29, 2000, See Note 1.

                                POWER-ONE, INC.
      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
NET INCOME..................................................   $8,283     $5,796    $11,554
OTHER COMPREHENSIVE INCOME (LOSS)
  Foreign currency translation adjustments..................       --      2,177     (5,653)
                                                               ------     ------    -------
COMPREHENSIVE INCOME........................................   $8,283     $7,973    $ 5,901
                                                               ======     ======    =======

          See notes to supplemental consolidated financial statements.

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, Inc., acquired on February 29, 2000, See Note 1.

                                POWER-ONE, INC.
       SUPPLEMENTAL CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                      RECEIVABLE            COMMON STOCK--                       NOTES        ACCUMULATED
                                   PREFERRED STOCK          $.001 PAR VALUE      ADDITIONAL    REDEEMABLE        OTHER
                                ----------------------   ---------------------    PAID-IN         FROM       COMPREHENSIVE
                                  SHARES       AMOUNT      SHARES      AMOUNT     CAPITAL     STOCKHOLDERS   INCOME (LOSS)
                                -----------   --------   ----------   --------   ----------   ------------   --------------
BALANCE, DECEMBER 31, 1996....   15,153,698    16,287    11,777,624      12       $    477       $(225)         $    --
Interest on notes receivable
  from stockholders...........                                                                     (15)
Accrual of preferred stock
  dividend....................           --     1,258
Accretion of preferred stock
  to redemption value.........                    256
Stock option compensation
  expense.....................                                                          16
Conversion of other
  liabilities to common
  stock.......................                               55,408                    776
Conversion of preferred stock
  to common stock.............  (14,950,848)  (17,559)    1,254,177       1         17,558
Repurchase of preferred
  stock.......................     (202,850)     (242)
Payment on notes receivable
  from stockholders...........                                                                     240
Stock issuance to public......                            5,750,000       6         80,494
Stock issuance costs..........                                                      (6,707)
Issuance of common stock......                               18,781                    157
Distributions to
  stockholders................
Net income....................
                                -----------   -------    ----------     ---       --------       -----          -------
BALANCE, DECEMBER 31, 1997....           --        --    18,855,990      19         92,771           0                0
Stock option compensation
  expense.....................                                                          27
Issuance of common stock under
  stock option and purchase
  plans.......................                               33,642                     27
Distributions to
  stockholders................
Income tax benefit for
  employee stock option
  transactions................                                                          87
Cumulative translation
  adjustment..................                                                                                    2,177
Net income....................
                                -----------   -------    ----------     ---       --------       -----          -------
BALANCE, DECEMBER 31, 1998....           --        --    18,889,632      19         92,912           0            2,177
Stock option compensation
  expense.....................                                                          27
Issuance of common stock under
  stock option and purchase
  plans.......................                               68,949                    464
Income tax benefit for
  employee stock option
  transactions................                                                         207
Stock issuance to public......                            4,975,000       5        124,370
Stock issuance costs..........                                                      (6,046)
Cumulative translation
  adjustment..................                                                                                   (5,653)
Issuance of common stock......                               53,827                    262
Distributions to
  stockholders................
Net income....................
                                -----------   -------    ----------     ---       --------       -----          -------
BALANCE, DECEMBER 31, 1999....           --        --    23,987,408     $24       $212,196       $  --          $(3,476)
                                ===========   =======    ==========     ===       ========       =====          =======


                                RETAINED
                                EARNINGS     TOTAL
                                ---------   --------
BALANCE, DECEMBER 31, 1996....     4,908    $  5,172
Interest on notes receivable
  from stockholders...........                   (15)
Accrual of preferred stock
  dividend....................    (1,258)     (1,258)
Accretion of preferred stock
  to redemption value.........      (256)       (256)
Stock option compensation
  expense.....................                    16
Conversion of other
  liabilities to common
  stock.......................                   776
Conversion of preferred stock
  to common stock.............                17,559
Repurchase of preferred
  stock.......................
Payment on notes receivable
  from stockholders...........                   240
Stock issuance to public......                80,500
Stock issuance costs..........                (6,707)
Issuance of common stock......                   157
Distributions to
  stockholders................      (171)       (171)
Net income....................     8,283       8,283
                                 -------    --------
BALANCE, DECEMBER 31, 1997....    11,506     104,296
Stock option compensation
  expense.....................                    27
Issuance of common stock under
  stock option and purchase
  plans.......................                    27
Distributions to
  stockholders................       (49)        (49)
Income tax benefit for
  employee stock option
  transactions................                    87
Cumulative translation
  adjustment..................                 2,177
Net income....................     5,796       5,796
                                 -------    --------
BALANCE, DECEMBER 31, 1998....    17,253     112,361
Stock option compensation
  expense.....................                    27
Issuance of common stock under
  stock option and purchase
  plans.......................                   464
Income tax benefit for
  employee stock option
  transactions................                   207
Stock issuance to public......               124,375
Stock issuance costs..........                (6,046)
Cumulative translation
  adjustment..................                (5,653)
Issuance of common stock......                   262
Distributions to
  stockholders................      (320)       (320)
Net income....................    11,554      11,554
                                 -------    --------
BALANCE, DECEMBER 31, 1999....   $28,487    $237,231
                                 =======    ========

          See notes to supplemental consolidated financial statements.

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, In., aquired on February 29, 2000, See Note 1.

                                POWER-ONE, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 8,283    $  5,796   $ 11,554
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................    4,312       6,605     14,626
    Stock compensation......................................      157                    262
    Purchased in process research and development...........                           3,300
    Net loss on disposal of property and equipment..........                             283
    Deferred income taxes...................................    2,085      (1,963)      (467)
  Changes in operating assets and liabilities:
    Accounts receivable, net................................   (3,228)      4,391    (22,011)
    Inventories.............................................   (3,656)      8,562    (22,007)
    Refundable income taxes.................................   (2,382)      2,411        426
    Prepaid expenses and other current assets...............       84         222       (297)
    Accounts payable........................................    1,751        (412)     5,215
    Accrued expenses........................................      574      (2,139)     7,382
    Other liabilities.......................................      459         164          7
                                                              -------    --------   --------
      Net cash provided by (used in) operating activities...    8,439      23,637     (1,727)
                                                              =======    ========   ========
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................   (5,492)    (11,768)   (27,856)
  Proceeds from sale of property and equipment..............                             112
  Payments for purchased technology.........................                 (326)
  Other assets..............................................      (64)       (362)    (1,247)
  Investment in Melcher, net of cash acquired...............              (40,699)
  Investment in IPD, net of cash acquired...................                         (28,739)
                                                              -------    --------   --------
      Net cash used in investing activities.................   (5,556)    (53,155)   (57,730)
                                                              =======    ========   ========

          See notes to supplemental consolidated financial statements.

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, In., aquired on February 29, 2000, See Note 1.

                                POWER-ONE, INC.

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on bank credit facilities........  $  2,242   $ 11,428   $ 67,817
  Repayments of borrowings on bank credit facilities........    (1,695)    (2,916)   (75,738)
  Repayments of note payable to bank........................   (10,400)
  Bank overdraft............................................      (656)                5,804
  Proceeds from borrowings on long-term debt................                2,051        499
  Repayments of long-term debt..............................   (29,929)    (2,901)    (3,492)
  Principal payments under capital lease obligations........                            (912)
  Sale and issuance of common stock--net....................    73,793        141    119,026
  Proceeds from (issuance of) notes receivable from
    stockholders............................................       191         (8)        (7)
  Repurchase of preferred stock.............................      (242)
  Distributions to stockholders.............................      (171)       (49)      (320)
  Payment of other liabilities..............................    (5,606)
                                                              --------   --------   --------
    Net cash provided by financing activities...............    27,527      7,746    112,677
                                                              --------   --------   --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................                  590       (422)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    30,410    (21,182)    52,798

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     1,743     32,153     10,971
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 32,153   $ 10,971   $ 63,769
                                                              ========   ========   ========

SUPPLEMENTAL CASH FLOW INFORMATION--
  Cash paid for:
    Interest................................................  $  3,297   $    722   $  3,028
    Income taxes............................................  $  4,347   $  2,968   $  3,508

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:

  On October 6, 1997, the Company converted 14,950,848 shares of redeemable preferred stock to 1,254,177 shares of common stock at the initial public offering price of $14 per share, a value of $17,559.

  On October 6, 1997, the Company issued 55,408 shares of common stock to extinguish $776 in other liabilities.

  On August 31, 1998, the Company purchased all of the capital stock of Melcher for $43.4 million (see Note 3).

    In conjunction with the acquisition, liabilities were assumed as follows :

      Fair value of tangible assets acquired................                        $ 45,159
      Fair value of goodwill and other identifiable
        intangible assets...................................                          25,210
      Cash paid for capital stock...........................                         (43,421)
                                                                                    --------
      Liabilities assumed...................................                        $ 26,948
                                                                                    ========

                                POWER-ONE, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES (Continued):

  On January 29, 1999, the Company purchased all of the capital stock of International Power Devices, Inc. (IPD) for $29.5 million (See Note 3).

  In conjuction with the acquisition, liabilities were assumed as follows:

    Fair value of tangible assets acquired..................                        $ 21,248
    Fair value of goodwill and other identifiable intangible
      assets................................................                          17,454
    Cash paid for capital stock.............................                         (29,500)
                                                                                    --------
    Liabilities assumed.....................................                        $  9,202
                                                                                    ========

  Capital lease obligations of $285 were incurred in 1999 when the Company entered into leases for new equipment.

          See notes to supplemental consolidated financial statements.

                                POWER-ONE, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1.  GENERAL INFORMATION

    The supplemental consolidated financial statements (the "supplemental financial statements") of Power-One, Inc. (the "Company" or "Power-One") have been prepared to give retroactive effect to the merger with HC Power, Inc. ("HC Power") on February 29, 2000. Under the terms of the merger agreement, HC Power shareholders received a total of 2,121,207 shares of Power-One Common Stock. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for under a pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation (February 29, 2000); however, they will become the historical consolidated financial statements of Power-One after the financial statements covering the date of consummation of the business combination are issued.

    The supplemental financial statements reflect the combination of the historical consolidated financial statements of Power-One for the years ended December 31, 1997, 1998, and 1999 with the historical financial statements of HC Power for the years ended December 31, 1997, 1998, and 1999.

    The accompanying supplemental financial statements of Power-One reflect the consolidated results of its operations for the years ended December 31, 1997, 1998 and 1999 and include the accounts of Power-One, Inc., located in Camarillo, California, and its wholly owned subsidiaries, Power-Electronics, Inc. ("P-E") in Puerto Rico and its Division located in the Dominican Republic, Poder Uno de Mexico, S.A. de C.V. ("Poder Uno"), a company located in Mexico under the maquiladora program, Melcher Holding AG ("Melcher"), a company located in Uster, Switzerland, and International Power Devices, Inc., or ("IPD"), a company located in Boston, Massachusetts.

    Substantially all of the Company's products are manufactured in the Dominican Republic, Mexico, Switzerland, Slovakia, Massachusetts, and California. These operations represent captive manufacturing facilities of the Company. The Company's reporting period coincides with the 52- or 53-week period ending on the Sunday closest to December 31 and its fiscal quarters are the 13- or 14- week periods ending on the Sunday nearest to March 31, June 30, September 30 and December 31. The years ended December 31, 1997 and 1998 represent 52-week years. The year ended December 31, 1999 represents a 53-week year. For simplicity of presentation, the Company has described year-ends presented as of December 31.

    ORGANIZATION--Power-One, Inc., formerly Power-One, LLC, converted from a limited liability company to a C-corporation on January 29, 1996.To effect the conversion, the Company formed a new corporation and transferred all of the assets and liabilities into the newly formed entity. The new corporation, Power-One, Inc., simultaneously issued 10,000,000 shares of common stock, with a par value of $0.001 per share, and 15,153,698 shares of Series A redeemable preferred stock in exchange for all existing member's respective percentage ownership interest in Power-One LLC. The exchange has been recorded at the Company's historical carrying values on the date of conversion (see Note 10).

    OPERATIONS--The Company operates primarily in one industry segment which includes the design, development and manufacture of AC/DC and DC/DC power supplies for the electronics equipment industry. The Company sells its products and grants credit to customers in this industry, primarily in the United States and Europe. Net sales to the Company's largest customers amounted to 12%, 10% and 10% each to three customers in 1997, 11%to a single customer in 1998 and 14% to a single customer in 1999. At

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1.  GENERAL INFORMATION (CONTINUED)
December 31, 1998 and 1999, no single customer represented greater than 10% of the consolidated trade accounts receivable balance.

2.  SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying supplemental financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries. The majority of P-E's and all of Poder Uno's sales are to Power-One. There were intercompany sales between Melcher, IPD and Power-One in 1999. There were no significant intercompany sales between Melcher and Power-One in 1998. All intercompany accounts and transactions have been eliminated in the accompanying supplemental financial statements.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

    INVENTORIES--The Company's inventories are stated at the lower of cost (first-in, first-out method, or average costing method) or market.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Provision for depreciation has been made based upon the estimated useful lives of the assets, which range from three to twenty years, using principally the double declining balance and straight-line methods. Provision for amortization of leasehold improvements is made based upon the estimated lives of the assets or terms of the leases, whichever is shorter.

    INTANGIBLE ASSETS--Intangible assets include cost in excess of net assets acquired in connection with the acquisition of the Company in 1995, of Melcher in 1998 and of IPD in 1999 (see Note 3) which have been allocated among certain intangible items determined by management to have value, such as the company name, distribution network and product lines. Provision for amortization has been made based upon the estimated useful lives of the intangible asset categories, which range from five to 25 years, using the straight-line method.

    Intangible assets at December 31, 1998 also included purchased technology related to a technology and license agreement (the "Agreement") with a company entered on April 2, 1996. The Agreement called for total cash payments of $1,500,000 over approximately two years in return for exclusive rights to specified technical information. The obligation and asset were recorded at present value using an implicit interest rate of 8.5%. The asset was being amortized over the 10 year term of the Agreement using the straight-line method. Since the technology acquired as a result of the Agreement is substantially similar to the product lines acquired as a result of the IPD acquisition, the Company recorded a charge of approximately $1.0 million, in 1999,for the unamortized balance of the intangible asset value related to the Agreement. Accumulated amortization for the license agreement was $384,000 at December 31, 1998.

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Intangible assets consist of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Goodwill and trade name...................................  $39,121    $40,093
Distribution network......................................    5,207      5,207
Sales force...............................................      790        681
Product technology........................................   11,632     19,500
Assembled workforce.......................................       --        800
Customer relationships....................................       --      4,700
License agreement.........................................    1,396         --
                                                            -------    -------
                                                             58,146     70,981
Less accumulated amortization.............................    7,127     11,764
                                                            -------    -------
                                                            $51,019    $59,217
                                                            =======    =======

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

    INCOME TAXES--Income taxes for Power-One, Inc. are provided for taxes currently payable or refundable, and deferred income taxes arising from future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The effects of income taxes are measured based on enacted tax laws or rates.

    Under the provisions of the Puerto Rico Industrial Incentives Act of 1987, the Company has been granted a 90% partial tax exemption from the payment of Puerto Rico taxes on income derived from marketing the products manufactured by the Company in Puerto Rico. In addition, the grant also provides for a 90% exemption on property taxes and a 60% exemption on municipal license taxes. The Company has received similar tax exemptions in Puerto Rico in connection with the distribution of its products. All of these exemptions are valid through 2010. Additionally, P-E operates in the Dominican Republic in a tax-free enterprise zone and, accordingly, pays no income taxes in connection with its operations in that country. The Company has not provided for the U.S. federal and state income tax that would be paid on unremitted earnings from P-E and Melcher of approximately $18,124,000 and $3,064,000, respectively, at December 31, 1999, as there is no intention to remit the earnings.

    The Company's operations in Mexico are subject to various income and corporate taxes on earnings generated in Mexico under the maquiladora program. These taxes have not been material to date.

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE--The following is a reconciliation of the earnings per share data (in thousands, except per share data):

                                    YEAR ENDED                       YEAR ENDED                       YEAR ENDED
                                DECEMBER 31, 1997                DECEMBER 31, 1998                DECEMBER 31, 1999
                          ------------------------------   ------------------------------   ------------------------------
                                     AVERAGE      PER                 AVERAGE      PER                 AVERAGE      PER
                           INCOME     SHARES     SHARE      INCOME     SHARES     SHARE      INCOME     SHARES     SHARE
                          --------   --------   --------   --------   --------   --------   --------   --------   --------
Income attributable to
  common stockholders...   $6,769                           $5,796                          $11,554
Basic EPS:
Shares outstanding......              13,448                           18,871                           20,199
                           ------     ------                ------     ------               -------     ------
Basic EPS...............    6,769     13,448      $.50       5,796     18,871      $.31      11,554     20,199      $.57
                                                  ----                             ----                             ----
Dilutive
  securities--Stock
  options...............                 273                              250                              624
                           ------     ------                ------     ------               -------     ------
Diluted EPS.............   $6,769     13,721      $.49      $5,796     19,121      $.30     $11,554     20,823      $.55
                           ======     ======      ====      ======     ======      ====     =======     ======      ====

    REVENUE RECOGNITION--Revenue is recognized upon shipment of product.Sales are recorded net of sales returns and discounts.

    WARRANTY ACCRUAL--The Company provides for estimated warranty costs based on historical warranty repair experience and current sales volume.

    ENGINEERING--Engineering costs include sustaining product engineering, custom product development and research and development costs which are expensed in the period incurred. Research and development expenses were $3,701,000, $3,747,000 and $10,760,000for the years ended December 31, 1997, 1998 and 1999, respectively.

    USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

    DERIVATIVE INSTRUMENTS--The Company enters into derivative instrument contracts to manage exposure to fluctuations in interest rates. The interest rate differential and any gains and losses resulting from interest rate swap or swaption contracts, all of which are used to hedge underlying debt obligations, are reflected as an adjustment to interest expense over the life of the contracts. At December 31, 1998 and 1999, no derivative instruments were held by the Company.

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, this statement requires hedge accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15,

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
2000. The Company is currently evaluating the impact of SFAS No. 133 on its operations and financial position.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The recorded values of accounts receivable, accounts payable and accrued expenses approximate their fair values based on their short-term nature. The recorded values of notes payable to bank, long-term debt and other liabilities approximate fair value, as interest is tied to or approximates market rates.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, placed with high credit quality institutions, and trade receivables. The Company sells products and extends credit to customers, primarily in the United States and Europe, periodically monitors its exposure to credit losses, and maintains allowances for anticipated losses.

    CONVERSION OF FOREIGN CURRENCIES--The reporting currency for the consolidated financial statements of the Company is the U. S. dollar. The assets and liabilities of companies whose functional currency is other than the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of shareholders' equity. The Company has not tax effected the cumulative translation adjustment as there is no intention to remit the earnings.

3.  ACQUISITIONS

    In August 1998, the Company increased its international presence andportfolio of products by acquiring Melcher for $53 million, including debt assumed. Total cash consideration paid was $41.8 million plus $1.6 million of transaction related costs. Located in Uster Switzerland, Melcher primarily designs and manufactures high-reliability DC/DC and AC/DC power supplies which it sells to leading OEMs throughout Europe and North America, including Ericsson, Daimler-Chrysler and Siemens. High-reliability power supplies are designed for rugged use in heavy-duty equipment in industries such as transportation and telecommunications. Melcher has manufacturing operations in three European locations and sales and application engineering offices in six European countries. By acquiring Melcher, the Company added approximately 750 products to its portfolio and gained better access to the $4 billion European power supply market. The purchase price was negotiated at arms length with the sellers, none of whom had any prior relationship with the Company. The source of funds for the acquisition was a combination of the Company's available cash, as well as advances totaling $10.0 million under its existing credit facility.

    The acquisition was accounted for using the purchase method of accounting. The purchase price, including liabilities assumed, was allocated to tangible assets and intangible assets. The excess of the aggregate purchase price over the estimated fair market values of the net assets acquired was recognized as goodwill and other identifiable intangible assets, and is being amortized over periods ranging from seven to 20 years. The fair market value of Melcher's assets and liabilities have been included in the Company's balance sheet as of December 31, 1998. The consolidated statements of operations, comprehensive income and of cash flow for the year ended December 31, 1998, include four months of Melcher's operations.

    On January 29, 1999, the Company completed its purchase of IPD for $31.8 million, including capitalized lease obligations and other indebtedness of IPD. The total cash consideration paid was $28.3

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3.  ACQUISITIONS (CONTINUED)
million plus approximately $1.2 million of transaction related costs. In addition, the Company plans to pay $13 million to IPD's former shareholders in the first half of 2000, since IPD attained certain defined operations performance objectives in the 13 month period ending March 31, 2000. The purchase price was negotiated at arms length with IPD, with which the Company had no prior relationship. The source of funds for the acquisition was a combination of the Company's available cash, as well as advances totaling approximately $28 million under the Company's existing credit facility. In a separate transaction, the Company acquired IPD's manufacturing facility from a separate partnership for its appraised value. The purchase of the manufacturing facility was completed in the second quarter of 1999 for approximately $4.3 million and was funded by additional borrowings from credit facilities.

    IPD, a Boston-based company supplies high-density DC/DC power supplies, which it sells primarily in North America. High density DC/DC power technology is preferred in applications using high speed/low voltage logic, including the fast growing voice and data communications industries. IPD sells over 90 models of high-density DC/DC products to leading OEMs, including Cisco, Nortel and Newbridge Networks. As part of the acquisition, the Company also acquired IPD's 49% ownership position in Shenzhen SED-IPD International Electronic Device Co., Ltd., a joint venture based in Shenzhen, China.

    The acquisition was accounted for using the purchase method of accounting. The net purchase price, plus transaction costs, were allocated to tangible assets and intangible assets. The excess of the aggregate purchase price over the estimated fair market values of the net assets acquired was recognized as goodwill and other identifiable intangible assets and is being amortized over periods ranging from five to 15 years. The fair market value of IPD's assets and liabilities have been included in the Company's balance sheet as of December 31, 1999. In connection with the IPD acquisition, the Company recorded a one time charge of $3.3 million for purchased in-process technology that had not yet reached technical feasibility. The consolidated statements of operations, comprehensive income and of cash flows for the year ended
December 31, 1999 included 11 months of IPD's operations.

    In connection with the IPD acquisition, the Company amended its credit agreement with lenders to waive certain requirements and amend certain provisions.

    The product lines acquired as a result of the IPD acquisition were substantially similar to purchased technology related to the Agreement for which an intangible asset was being amortized over the term of the licensing agreement (see Note 1). Consequently, the Company recorded a charge of approximately $1.0 million for the unamortized balance of the intangible asset value related to the Agreement in 1999.

    The following unaudited pro forma financial information combines the consolidated results of operations as if the acquisitions of Melcher and IPD had occurred as of the beginning of the periods presented. Pro forma adjustments include only the effects of events directly attributable to the transaction that are expected to have a continuing impact and that are factually supportable. The pro forma amounts contained in the table below include adjustments for amortization of intangibles, depreciation expense,

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3.  ACQUISITIONS (CONTINUED)
assumed interest expense, assumed decrease in interest earned and related tax effect. The pro forma amounts exclude non-recurring items totaling $4.4 million in 1999 and $2.3 million in 1998.

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1998         1999
                                                          ----------   ----------
                                                          (DOLLARS IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                 AMOUNTS)
Net sales...............................................   $178,589     $239,386
Net income attributable to common stockholders..........   $  5,863     $ 13,734
Basic earnings per common share.........................   $   0.31     $   0.68
Diluted earnings per common share.......................   $   0.31     $   0.66

    The pro forma financial information does not necessarily reflect the operating results that would have occurred had the acquisition been consummated as of the above dates, nor is such information indicative of future operating results. In addition, the pro forma financial results contain estimates since Melcher did not maintain information on a period comparable with the Company's fiscal year-end.

4.  INVENTORIES

    Inventories consist of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Raw materials.............................................  $18,117    $40,970
Subassemblies-in-process..................................    5,477      8,360
Finished goods............................................   11,648     12,504
                                                            -------    -------
                                                            $35,242    $61,834
                                                            =======    =======

5.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Land......................................................  $   633    $ 1,629
Buildings (useful lives of 20 years)......................    5,229     13,265
Factory and office equipment (useful lives of 3 to 10
  years)..................................................   26,206     50,450
Vehicles (useful lives of 3 to 7 years)...................      823        797
Leasehold improvements (useful lives of 5 to 10 years)....    2,905      2,944
Construction in progress..................................    9,097      3,240
                                                            -------    -------
                                                             44,893     72,325
Less accumulated depreciation and amortization............    9,504     16,717
                                                            -------    -------
                                                            $35,389    $55,608
                                                            =======    =======

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

5.  PROPERTY AND EQUIPMENT (CONTINUED)
    Factory and office equipment under capital leases included in property and equipment consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Cost........................................................    $599      $2,184
Less accumulated depreciation and amortization..............      95         779
                                                                ----      ------
                                                                $504      $1,405
                                                                ====      ======

6.  CREDIT FACILITY

    On August 12, 1999, the Company entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A. which increased its revolving line of credit from $50 million to $65 million. The line of credit bears interest on amounts outstanding payable quarterly based on the Company's leverage ratio and one of the following rates, as selected by the Company:LIBOR plus 1.25% to 2.50% or the bank's base rate plus 0% to 1.25%. The credit agreement (a) provides for restrictions on additional borrowings, dividends, leases and capital expenditures; (b) prohibits the Company, without prior approval, from paying dividends, liquidating, merging, consolidating or selling its assets or business; and (c) requires the Company to maintain a specified net worth, minimum working capital and certain ratios of current liabilities and total debt to net worth. At December 31, 1998 and 1999 amounts outstanding under this line of credit were $10.0 million and $2.5 million, respectively (interest rate of 6.63% at December 31, 1998 and 3.69% at December 31, 1999). Borrowings are collateralized by substantially all of the Company's assets.

    In addition, Melcher has various credit facilities with banks in Switzerland and Germany ranging from $0.3 million to $4.8 million which can be drawn upon in the form of term loans. The aggregate credit limit for all credit facilities is $13.2 million. Melcher's credit facility in Switzerland bears interest on amounts outstanding payable at various time intervals and market rates based on Swiss LIBOR plus a margin ranging from 1.25% to 2.00%. Certain of Melcher's credit agreements require Melcher to maintain certain financial covenants as well as certain financial reporting obligations to the lenders none of which is materially restrictive to Melcher. At December 31, 1998, short-term (including current portion of long-term debt) and long-term amounts outstanding under Melcher's credit facilities were $7.6 million and $7.7 million, respectively, at interest rates ranging from 2.9%to 5.5% and 3.2% to 7.0%, respectively. At December 31, 1999, short-term (including current portion of long-term debt) and long-term amounts outstanding under Melcher's credit facilities were $5.5 million and $3.1 million, respectively, at interest rates ranging from 2.9%to 4.4% and 3.6% to 5.0%, respectively.

    On September 10, 1997, the Company entered into a loan agreement with a bank (the "Loan Agreement"), which was amended on November 15, 1999, increasing the Company's available revolving loans to $8 million and creating a new equipment line of credit of $1 million. The revolving loans mature on January 31, 2001, with interest payable monthly in arrears at either the prime rate or at LIBOR plus 2.25%, at the Company's election. Maximum borrowings are not to exceed $8 million. At December 31, 1998 and 1999, amounts outstanding under this revolving loan were $0.5 million and $3.5 million, respectively. The loans are collateralized by substantially all of HC Power's assets and are personally guaranteed by certain shareholders. The equipment line of credit matures on January 31, 2001, with

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

6.  CREDIT FACILITY (CONTINUED)
interestpayable monthly in arrears at Prime plus 0.25% or at LIBOR plus 2.25%, at the Company's election. Monthly principal repayments equal to 1/48th of the balance outstanding as of January 31, 2001 will commence on March 1, 2001. There were no amounts outstanding under this equipment line of credit at December 31, 1998 and 1999. The loans are collateralized by substantially all of HC Power's assets. The interest rates on all outstanding amounts at December 31, 1998 and 1999 were 7.75% and 8.50%, respectively.

    The Loan Agreement contains restrictive covenants, which include minimum tangible net worth, maximum net worth ratio, minimum quick ratio, minimum debt service coverage ratio, insurance and financial reporting requirements. The Loan Agreement restricts additional indebtedness, transfer of ownership and investments in other companies. All amounts outstanding under the Loan Agreement were repaid on February 29, 2000.

    At December 31, 1998 and 1999, short-term (including current portion of long-term debt) amounts outstanding under all credit agreements (including term notes described in Note 7) were $18.1 million and $11.6 million, respectively. At December 31, 1998 and 1999, long-term amounts outstanding under all credit agreements with banks were $7.6 million and $3.4 million, respectively.

    On February 11, 2000, the Company amended its $65 million credit agreement with the lenders and the administrative lender to waive certain of the requirements of the credit agreement and amend certain provisions of the credit agreement in connection with the Company's acquisition of HC Power (See Notes 1 and 16).

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

7.  LONG-TERM DEBT

    Long-term debt consists primarily of borrowings in Swiss francs as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Term loan due February 1, 1999, payable to a bank. Interest
  is payable annually in arrears at a rate of 3.5%. The loan was extended on February 1, 1999 to expire on
  February 28, 2000 at an interest rate of 2.9%, payable on
  the due date..............................................  $ 1,092     $   --

Term loans maturing between September 30, 1999 and
  September 30, 2000, payable to a bank. Interest is payable half yearly in arrears at rates ranging between 3.2% and
  3.7%. The loans are subject to the restrictive covenants
  described in Note 6.......................................    1,457        941

Term loan due November 14, 1999, payable to a bank. Interest is payable half yearly in arrears at a rate of 7.0%. The
  loan is collateralized by real property owned by the
  Company (net book value of $3,937) and is subject to the
  restrictive covenants described in Note 6.................    1,456         --

Term loans maturing between June 30, 2000 and June 2, 2002,
  payable to a bank. Interest is payable quarterly in
  arrears at rates ranging between 4.0% and 5.0%. The loan
  is collateralized by real property owned by the Company
  (net book value of $3,937) and is subject to the
  restrictive covenants described in Note 6.................    2,912         --

Term loans maturing between November 24, 2000 and
  October 7, 2002, payable to a bank. Interest is payable
  quarterly in arrears at rates ranging between 3.6% and
  5.0%......................................................    2,912      2,508

Term loan due February 15, 2000, payable to a bank. Interest
  is payable half yearly in arrears at a rate of 3.5%.......      728        628

Term loans maturing between March 31, 2000 and June 2, 2002, payable to a bank. Interest is payable quarterly in
  arrears at rates ranging between 3.4% and 5.0%. The loan
  is collateralized by real property owned by the Company
  (net book value of $3,261) and is subject to the
  restrictive covenants described in Note 6.................       --      2,983

Term loan due December 31, 2003, payable to a bank. Interest is payable monthly in arrears at prime plus 0.5%. Monthly
  principal repayments of $7 commence on January 3, 2000.
  The loan is collateralized by substantially all of the
  Company's assets and is subject to restrictive covenants
  described in Note 6.......................................                 321
                                                              -------     ------

                                                               10,557      7,381

Less current portion........................................    2,912      4,002
                                                              -------     ------

Long-term debt, less current portion........................  $ 7,645     $3,379
                                                              =======     ======

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

7.  LONG-TERM DEBT (CONTINUED)
    The long-term debt matures as follows (in thousands):

                                                              YEARS ENDING
                                                              DECEMBER 31,
                                                              -------------
2000........................................................     $4,002
2001........................................................      2,280
2002........................................................      1,018
2003........................................................         81
                                                                 ------
                                                                 $7,381
                                                                 ======

8.  OTHER ACCRUED EXPENSES

    Other accrued expenses consist of the following (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Accrued warranty...........................................   $1,890    $ 2,020
Accrued bonuses............................................    1,025      4,077
Income taxes payable.......................................      585      3,250
Other accrued expenses.....................................    4,579      7,464
                                                              ------    -------
                                                              $8,079    $16,811
                                                              ======    =======

9.  COMMITMENTS AND CONTINGENCIES

    LEASES--Power-One, Inc. leases its production and office facilities in Camarillo, California under a lease agreement expiring on September 1, 2004. The lease provides for increases each five years under a formula based upon changes in the consumer price index.

    The Company also leases office and manufacturing facilities in Irvine, California under lease agreements expiring through November 2006. One of the leases provides for increases every 30 months. Additionally, the Company also has several vehicles with leases expiring through 2003.

    Power-One, Inc. also leases manufacturing facilities in Puerto Rico and the Dominican Republic. The leases in Puerto Rico and the Dominican Republic expire at various dates through 2008 and provide for renewal options of ten years in Puerto Rico and six years in the Dominican Republic.

    Melcher leases office and manufacturing facilities in Switzerland, France, Italy, Germany, the Netherlands, and Ireland. The leases expire at various dates through 2005 and provide for renewal options ranging from three months to six years. In addition, Melcher and IPD lease certain factory and office equipment under capital lease agreements.

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments for operating leases and the present value of minimum lease payments under capital leases as of December 31, 1999 are as follows (in thousands):

                                                            CAPITAL    OPERATING
YEARS ENDING DECEMBER 31,                                    LEASES     LEASES
-------------------------                                   --------   ---------
2000......................................................   $  997     $ 2,586
2001......................................................      603       2,413
2002......................................................      263       2,293
2003......................................................       41       2,278
2004......................................................                1,834
Thereafter................................................                2,100
                                                             ------     -------
Total minimum lease payments..............................    1,904     $13,504
                                                                        -------
Less amount representing interest.........................      165
                                                             ------
Present value of minimum lease payments...................    1,739
Less current obligation under capital leases..............      897
                                                             ======
Obligations under capital leases, excluding current
  installments............................................   $  842
                                                             ======

    Total rent expense was approximately $1,944,000, $2,484,000 and $3,281,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

    LEGAL PROCEEDINGS--The Company is involved in routine litigation arising in the ordinary course of its business. In the opinion of the Company's management, none of the pending litigation will have a material adverse effect on the Company's consolidated financial condition or results of operations.

10.  REDEEMABLE PREFERRED STOCK

    Upon conversion from a limited liability company to a C-corporation on January 29, 1996, the Company issued 10,000,000 shares of Common Stock with a par value of $0.001 and 15,153,698 shares of Series A redeemable preferred stock with a stated value of $1.00 in a proportionate exchange for each member's interest in Power One, LLC, with an aggregate historical value of $14,972,000. The historical book value of equity has been allocated $100,000 to Common Stock with the remaining $14,872,000 allocated to preferred stock. The difference between the stated par value and the assigned historical value of the preferred stock was being accreted into the preferred stock value over ten years. In 1997, the remaining unamortized balance was accreted into the preferred stock in conjunction with the conversion and repayment of the preferred stock on October 6, 1997 as discussed below. For financial presentation purposes the accretion has been included with preferred stock dividends in the statement of operations.

    Preferred stockholders were entitled to 10% cumulative dividends, if declared. At December 31, 1996, undeclared dividends totaled $1,389,000, which had been recorded to redeemable preferred stock.

    Preferred shares were redeemable on February 1, 2006, or such earlier date as determined by the Company's board of directors, with the redemption price being computed at the original issuance price of $1.00 per share plus any unpaid dividends, declared or undeclared. On October 6, 1997 in conjunction with

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

10.  REDEEMABLE PREFERRED STOCK (CONTINUED)
the Company's initial public offering, 14,950,848 shares of preferred stock were converted into 1,254,177 shares of Common Stock at the initial public offering price of $14 per share.

    The remaining 202,850 shares of preferred stock were repurchased from a stockholder for a lump sum payment of $242,000. The conversion and repurchase was based on the liquidation value of the preferred stock on October 6, 1997 of approximately $17,800,000, which included accrued undeclared dividends of $2,648,000.

11.  COMMON STOCK

    Effective in September 1997, the Company increased its authorized capital stock to 60,000,000 shares of Common Stock with a par value of $.001, and 30,000,000 shares of Preferred Stock.

    On October 6, 1997, the Company completed its initial public offering of 5,000,000 shares of the Company's Common Stock. In conjunction with the Offering the Company granted the underwriters an overallotment option to purchase up to 750,000 additional shares of the Common Stock at the public offering price of $14.00 per share. On October 20, 1997, the underwriters exercised their overallotment option. All of these shares were newly issued and sold on behalf of the Company. The gross proceeds of the 5,750,000 shares sold by the Company were $80,500,000. The Company incurred $6,707,000 in costs in connection with the offering consisting of underwriter commissions and expenses, printing costs, legal, accounting and other fees. After offering costs the Company's net proceeds totaled $73,793,000.

    On September 20, 1999, the Company completed a secondary public stock offering of 6,500,000 shares of the Company's Common Stock at an offering price of $25.00. In connection with the offering, the Company granted the underwriters an overallotment option to purchase up to an additional 975,000 shares of the Common Stock at the public offering price of $25.00 per share. On October 14, 1999, the underwriters exercised their overallotment option. The Company sold 4,975,000 of these shares. The remaining 2,500,000 shares were sold by certain stockholders, and the Company did not receive any proceeds from the sale of these shares. The gross proceeds of the 4,975,000 shares were $124,375,000. The Company incurred approximately $6,046,000 in costs in connection with the offering consisting of underwriter commissions and expenses, printing costs, legal, accounting and other fees. After offering costs, the Company's net proceeds were $118,329,000.

    HC POWER STOCK ISSUANCES--HC Power provided stock bonus incentives to certain key employees. The stock bonus agreements provided for the granting of HC Power common stock to the employees over specified vesting periods, ranging from three to twelve years. All stock bonus agreements contained accelerated vesting provisions upon a change of control of HC Power. The stock bonuses have been recognized as compensation expense in the period of grant. The compensation expense was determined based on the fair market value at the date of grant. In 1997 and 1999, 18,781 and 53,827 shares were granted to employees and compensation expense of $273,000 and $486,000 was recognized, respectively. At December 31, 1999 3,740 shares were unvested. The unvested shares vested and were granted at the time of merger with Power-One.

    STOCK OPTIONS--In February 1996, the Board of Directors approved a stock option plan for the issuance of 1,000,000 shares of Common Stock. In January 1999, the Plan was amended to increase the shares issuable under the plan. The Company can issue either qualified or non-qualified stock options under the Plan. At December 31, 1999, 4,427,435 shares of Common Stock were issuable under the Plan. The option

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

11.  COMMON STOCK (CONTINUED)
price is determined by the Board of Directors based on the fair market value of the Company's Common Stock on the date of grant. The options vest over four and seven year terms.Those options with seven year vesting terms include accelerated vesting provisions that allow for vesting over five years if certain performance measures are met. There were no options exercisable as of December 31, 1997. There were 504,350 and 507,383 options exercisable as of December 31, 1998 and December 31, 1999, respectively. In connection with the issuance of stock options in March and June of 1997, the Company has computed compensation cost for the difference between the estimated fair market values and the option exercise prices at the date of grant totaling approximately $190,000, which is being amortized over the seven year vesting period of the options. For the years ended December 31, 1998 and 1999, $27,000 in compensation expense was recognized each year. Subsequent to 1997, all options have been granted at the fair market value.

    Stock option activity of the Company is as follows:

                                                                                        WEIGHTED
                                                        NUMBER OF   EXERCISE PRICE      AVERAGE
                                                         OPTIONS      PER OPTION     EXERCISE PRICE
                                                        ---------   --------------   --------------
Options outstanding--December 31, 1996................    467,500   $         1.00       $ 1.00
Options granted.......................................    317,150   $1.50 - $19.00       $12.80
Options canceled......................................     (7,750)  $1.50 - $14.00       $ 1.98
                                                        ---------   --------------       ------

Options outstanding--December 31, 1997................    776,900   $1.00 - $19.00       $ 5.81
Options granted.......................................  1,190,515   $6.13 - $14.25       $ 8.76
Options exercised.....................................    (27,950)  $         1.00       $ 1.00
Options canceled......................................   (553,850)  $1.00 - $19.00       $11.92
                                                        ---------   --------------       ------

Options outstanding--December 31, 1998................  1,385,615   $1.00 - $14.00       $ 5.97
Options granted.......................................    474,000   $7.00 - $29.81       $13.71
Options exercised.....................................    (54,775)  $1.00 - $14.00       $ 6.93
Options cancelled.....................................    (45,635)  $6.13 - $10.38       $ 8.97
                                                        ---------   --------------       ------

Options outstanding--December 31, 1999................  1,759,205   $1.00 - $29.81       $ 7.95

    The Company accounts for its plans in accordance with Accounting Principles Board Opinion No. 25. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, "Accounting

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

11.  COMMON STOCK (CONTINUED)
for Stock-Based Compensation," net income and basic and diluted earnings per share would have been as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                       1997        1998        1999
                                                     ---------   ---------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                 AMOUNTS)
Net income
  As reported......................................   $8,283      $5,796      $11,554
  Pro forma........................................    8,190       5,312       10,488

Basic earnings per share
  As reported......................................   $ 0.50      $ 0.31      $  0.57
  Pro forma........................................   $ 0.50      $ 0.28      $  0.52

Diluted earnings per share
  As reported......................................   $ 0.49      $ 0.30      $  0.55
  Pro forma........................................   $ 0.49      $ 0.28      $  0.50

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes model, with the following assumptions used in 1997, 1998 and 1999: risk-free interest rate of 6.90%, 4.18%, and 5.79%, respectively, expected volatility of 44.6%, 63.8% and 76.9%, respectively, an expected option life of 8.5, 8.5, and 7.5 years, respectively, and no expected dividends for each of the three years. The fair value of stock options granted were $2,599,000, $3,811,000 and $4,977,000 in 1997, 1998 and 1999, respectively.

    The following table summarizes information regarding options outstanding at December 31, 1999:

                                                OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                     ------------------------------------------   ----------------------------
                                                    REMAINING       WEIGHTED                       WEIGHTED
                                       NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
RANGE OF EXERCISE PRICES             OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
------------------------             -----------   -----------   --------------   -----------   --------------
$1.00 - $2.00......................     429,575      6.33 yrs        $ 1.04         429,575         $ 1.04
$6.13..............................     466,830      8.81 yrs        $ 6.13           3,058         $ 6.13
$6.94 - $9.94......................     238,000      8.77 yrs        $ 7.21           9,750         $ 7.00
$10.38.............................     267,000      9.08 yrs        $10.38              --             --
$13.25 - $15.38....................     255,300      8.10 yrs        $14.14          65,000         $14.00
$18.50 - $29.81....................     102,500      9.71 yrs        $25.20              --             --
                                      ---------    ----------        ------         -------         ------
$1.00 - $29.81.....................   1,759,205      8.19 yrs        $ 7.95         507,383         $ 2.85
                                      =========    ==========        ======         =======         ======

    EMPLOYEE STOCK PURCHASE PLAN--The Company has adopted, effective January 1, 1998, an Employee Stock Purchase Plan, under which 3,000,000 shares are reserved for purchase by employees. Substantially all of the Company's employees may contribute from two to eight percent of their qualified earnings toward the purchase of Company Common Stock. The plan provides the participants the opportunity to purchase shares at 85% of the fair market value on either the grant date or the closing price at the end of each six month offering period, which generally runs from January 1 through June 30 and July 1 through

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

11.  COMMON STOCK (CONTINUED)
December 31, whichever is lower. At December 31, 1998 and December 31, 1999 there were 5,692 and 19,866 shares issued under this plan.

12.  PROFIT SHARING PLANS

    The Company has 401(k) profit sharing plans covering all employees, subject to certain participation, age and vesting requirements. The plans provide that the Company will partially match employee contributions at either a discretionary amount or up to specified percentages. Total contributions were $79,000, $180,000 and $255,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

13.  BUSINESS GEOGRAPHICAL LOCATIONS

    As required by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company has reviewed its business activities and determined that it does not have more than one operating segment as defined by this statement. This determination was based on the management approach which focuses on the way management organizes the Company's business activities for making operating decisions and assessing performance. The Company primarily operates in one industry segment which includes the design, development and manufacture of AC/DC and DC/DC power supplies for the electronics equipment industry.

    The Company has manufacturing and distribution facilities in the United States, Puerto Rico, Dominican Republic,Mexico, Switzerland and Slovakia. The Company's operations in Puerto Rico are considered part of the United States and are included as North America. The following table summarizes the Company's revenues and long lived assets in different geographic locations (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
Revenues: (a)
  North America...............................  $107,742   $101,210   $184,200
  Europe......................................     1,290     17,757     45,117
  Other foreign countries.....................       189        484      7,840
                                                --------   --------   --------
    Total.....................................  $109,221   $119,451   $237,157
                                                ========   ========   ========
Long Lived Assets:
  United States...............................  $  7,241   $  9,527   $ 24,232
  Mexico......................................     3,926      7,974     12,601
  Switzerland.................................               11,752      9,605
  Dominican Republic..........................     3,347      5,245      8,367
  Other foreign countries.....................                2,853      3,940
                                                --------   --------   --------
    Total.....................................  $ 14,514   $ 37,351   $ 58,745
                                                ========   ========   ========

------------------------

(a) Revenues are attributable to countries based on location of customer

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

14.  INCOME TAXES

    The components of income tax expense for the years ended December 31, 1997, 1998 and 1999 are as follows (in thousands):

                                                       1997       1998       1999
                                                     --------   --------   --------
Current:
  Federal..........................................   $  955    $ 2,625     $3,424
  State............................................      117        585        929
  Foreign..........................................      378      1,063      3,006
                                                      ------    -------     ------
Total current......................................    1,450      4,273      7,359
                                                      ======    =======     ======
Deferred:
  Federal..........................................    1,575       (675)      (457)
  State............................................      510       (202)      (119)
  Foreign..........................................              (1,086)      (325)
                                                      ------    -------     ------
Total deferred.....................................    2,085     (1,963)      (901)
                                                      ======    =======     ======
Provision for income taxes.........................   $3,535    $ 2,310     $6,458
                                                      ======    =======     ======

    The components of deferred tax assets (liabilities) at December 31, 1998 and 1999 are as follows (in thousands):

                                                          1998                             1999
                                             ------------------------------   ------------------------------
                                             FEDERAL     STATE     FOREIGN    FEDERAL     STATE     FOREIGN
                                             --------   --------   --------   --------   --------   --------
Current:
  Uniform capitalization...................  $   236     $  61                $   246     $  62
  Sales discount reserve...................      214        56                    253        63
  Bad debt reserve.........................      309        80     $   (50)       480       124     $  (131)
  Inventory reserve........................      477       124        (436)       955       244        (362)
  Warranty reserve.........................        2                              338        89
  State Taxes..............................      201                               10        22
  Inventory Overheads......................                           (736)                            (781)
  Litigation reserves......................                           (583)                            (109)
  NOL......................................                            521                              214
  Other....................................       97        23         (25)       189        57         (47)
                                             -------     -----     -------    -------     -----     -------
    Total current..........................    1,536       344      (1,309)     2,471       661      (1,216)
Noncurrent:
  Intangible assets........................   (1,448)     (382)                (1,399)     (364)
  Fixed Assets.............................       (2)               (1,788)       283        71
  Other....................................       48        12         (25)       150        83      (1,581)
                                             -------     -----     -------    -------     -----     -------
    Total noncurrent.......................   (1,402)     (370)     (1,813)      (966)     (210)     (1,581)
Net deferred tax assets (liabilities)......  $   134     $ (26)    $(3,122)   $ 1,505     $ 451     $(2,797)
                                             =======     =====     =======    =======     =====     =======

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

14.  INCOME TAXES (CONTINUED)
    Net deferred tax assets amounting to $1,272,000 were acquired by the Company through the acquisition of IPD.

    A reconciliation of the Company's provision for income taxes for the years ended December 31, 1997, December 31, 1998 and 1999 to the U.S. federal statutory rate is as follows (in thousands):

                                                        1997                        1998                        1999
                                               ----------------------      ----------------------      ----------------------
                                                AMOUNT          %           AMOUNT          %           AMOUNT          %
                                               --------      --------      --------      --------      --------      --------
Provision for income taxes at statutory
  rate.......................................  $ 3,997          34%         $2,723         $ 34%       $ 5,614          31%
Foreign income taxed at lower rates..........   (1,137)        (10)           (494)          (6)        (1,438)         (8)
State taxes net of federal benefit...........      414           4             253            3            534           3
IPD Nondeductible goodwill...................       --          --              --           --            559           3
IPD Nondeductible in process research and
  development................................       --          --              --           --          1,122           7
Other........................................      261           2            (172)          (2)            67
                                               -------         ---          ------         ----        -------          --
                                               $ 3,535          30%         $2,310         $ 29%       $ 6,458          36%
                                               =======         ===          ======         ====        =======          ==

    Through December 31, 1999, HC Power was an S-Corporation and was taxed at the 1.5% California income tax rate. Pro forma amounts assume the Company's effective income tax rate is included in the Statements of Operations. HC Power will be converted to a C-Corporation on the consummation date of the merger (February 29, 2000). At the date of conversion, the cumulative net deferred tax asset of approximately $366,000 will be recorded, resulting in an estimated income tax benefit at the date of conversion.

15.  RELATED PARTY TRANSACTIONS

    Stephens Inc, a majority stockholder, provided financial advisory services of approximately $710,000 relating to the acquisition of IPD. Similar services were provided in relation to theHC Power acquisition (see Subsequent Events--Note 16). At December 31, 1999 no amounts were owed to Stephens Inc.

    HC Power has two stockholder notes receivable totaling $109,000 at December 31, 1999.These notes bear interest at HC Power's incremental borrowing rate. One of the notes is due on October 7, 2000, and the other is due on April 29, 2001.

                                POWER-ONE, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

16.  SUBSEQUENT EVENTS

    On March 31, 2000, the Company agreed to acquire Norwegian-based Powec AS for $78 million. The consideration to be paid consists of approximately $70 million in cash and 140,340 shares of the Company's common stock. Additionally, the Company will assume approximately $8 million in debt. Certain additional payments may be made to Powec shareholders based on the attainment of defined operational performance through 2001. The acquisition will be accounted for using the purchase method of accounting.

    Powec is a leading supplier of power systems for major service providers and equipment manufacturers in the telecommunications industry. Powec's customers include Nokia, Vodafone, Ericsson, Eircom, Telia, Hong Kong Telecom, Telenor, Sonera and TeleDanmark.

    The Company has also agreed to acquire a telecommunications product line from Crane Co. for approximately $14 million in cash. This product line has the exclusive distribution rights for Powec's products in North, South and Central America and extensive relationships with telecommunication equipment manufacturers such as Motorola, Ericsson and Nokia US.

    Amounts have been restated under the pooling of interests method of accounting to include the financial results of HC Power, Inc., acquired on February 29, 2000, See Note 1.

                                POWER-ONE, INC.
               SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
                             1998 AND 1999 QUARTERS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     1998 QUARTERS ENDED
                                                          -----------------------------------------
                                                          MAR. 31    JUNE 30    SEPT. 30   DEC. 31
                                                          --------   --------   --------   --------
Net sales...............................................  $31,268    $28,464    $27,252    $32,467
Gross profit............................................   12,733     11,276      9,263     11,225
Income (loss) from operations...........................    4,205      3,964        259       (189)
Net income (loss) attributable to common stockholders...    3,160      3,052        213       (629)
Diluted earnings (loss) per share.......................  $  0.17    $  0.16    $  0.01    $ (0.03)

                                                                     1999 QUARTERS ENDED
                                                          -----------------------------------------
                                                          MAR. 31    JUNE 30    SEPT. 30   DEC. 31
                                                          --------   --------   --------   --------
Net sales...............................................  $38,920    $51,694    $72,626    $73,917
Gross profit............................................   14,634     21,350     27,743     30,612
Income (loss) from operations...........................   (3,359)     4,346      9,107     10,015
Net income (loss) attributable to common stockholders...   (3,511)     1,862      5,221      7,982
Diluted earnings (loss) per share.......................  $ (0.19)   $  0.10    $  0.26    $  0.32

                                POWER-ONE, INC.

          SUPPLEMENTAL SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS

          FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                           CHANGE IN
                              BALANCE AT    CHARGED TO                                  FOREIGN CURRENCY
                             BEGINNING OF    COSTS AND     ACQUIRED                       ON BEGINNING      BALANCE AT
DESCRIPTIONS                    PERIOD      EXPENSES(1)   BALANCES(2)   DEDUCTIONS(3)       BALANCE        END OF PERIOD
------------                 ------------   -----------   -----------   -------------   ----------------   -------------
Allowance for doubtful
  accounts:
Year Ended December 31,
  1997.....................   $  728,000     $296,000     $               $(109,000)       $                $  915,000
Year Ended December 31,
  1998.....................      915,000      100,000        468,000        (31,000)                         1,452,000
Year Ended December 31,
  1999.....................    1,452,000      221,000        501,000       (192,000)         (64,000)        1,918,000

Accrued sales discounts and
  returns:
Year Ended December 31,
  1997.....................      585,000      (50,000)                                                         535,000
Year Ended December 31,
  1998.....................      535,000      217,000                                                          752,000
Year Ended December 31,
  1999.....................      752,000       14,000                                                          766,000

Accrued Warranties:
Year Ended December 31,
  1997.....................      500,000      198,000                      (173,000)                           525,000
Year Ended December 31,
  1998.....................      525,000      397,000      1,192,000       (224,000)                         1,890,000
Year Ended December 31,
  1999.....................    1,890,000      607,000        150,000       (450,000)        (177,000)        2,020,000

------------------------

(1) For the allowance for doubtful accounts, represents charges to bad debt expense for the year. For the accrued sales discounts and returns, represents the provision for estimated discounts and returns. For the accrued warranties, represents the provision for estimated warranties.

(2) Beginning balance upon acquisition of Melcher effective August 31, 1998 and of IPD effective January 29, 1999.

(3) For the allowance for doubtful accounts, represents write off ofbad debt. For the accrued warranties, represents material used to satisfy customer warranty repairs

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2000                                   POWER-ONE, INC.

                                                       By:            /s/ STEVEN J. GOLDMAN
                                                            -----------------------------------------
                                                                        Steven J. Goldman
                                                            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                       By:             /s/ EDDIE K. SCHNOPP
                                                            -----------------------------------------
                                                                         Eddie K. Schnopp
                                                                SR. VICE PRESIDENT, FINANCE, CHIEF
                                                                 FINANCIAL OFFICER AND SECRETARY